SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2004

STATER BROS. HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Commission file number 001-13222

Delaware (State or other jurisdiction of incorporation or organization)	33-0350671 (I.R.S. Employer Identification No.)

21700 Barton Road Colton, California (Address of principal executive offices)	92324 (Zip Code)

Registrant’s telephone number, including area code: (909) 783-5000

Item 5. Other Events and Required FD Disclosure.
Signatures

Item 5. Other Events and Required FD Disclosure.

On January 29, 2004 a final settlement agreement was executed in an action initiated July of 2002 by Stater Bros. Markets, Inc. (“Markets”), a wholly-owned subsidiary of Stater Bros. Holdings Inc., on its own behalf and derivatively on behalf of Santee Dairies, Inc. (“Santee”) in the Superior Court of California, County of Los Angeles, against Hughes Markets, Inc. (“Hughes”), Ralphs Grocery Company (“Ralphs”), Fred Meyer, Inc., and the Kroger Company (“Defendants”), alleging among other things breaches of their Product Purchase Agreement with Santee and failure to make certain capital contributions for Santee’s dairy facility in the City of Industry, California. In July of 2003, Defendants filed a cross-complaint against Markets, Santee and others seeking among other things Declaratory Relief for interpretation of the requirements of the Product Purchase Agreements and for damages against Markets, Santee and certain directors of Santee for the adoption of the Milk Incentive Program and payments to Markets under that program and other claims for damages.

Under the settlement agreement, within eleven business days, Defendants will pay to Markets the sum of one million five hundred fifty thousand dollars ($1,550,000), the Hughes Product Purchase Agreement will be terminated, and Ralphs will continue to purchase certain products from Santee in specified quantities through July 31, 2007. In addition Hughes will relinquish to Markets all of its rights, title, and interest in Santee Dairies, LLC, which has been jointly owned by Hughes and Markets since 1986.

As of the date of this filing, Santee had $53,500,000 of 9.36% Senior Secured Notes due 2008 (“Notes”) with various institutional investors. In the event of a change in control of Santee, the Notes require the payment of principal, accrued interest and a make-whole payment. Within ten business days of Hughes’ relinquishment in its rights, title and interest, Markets will loan approximately $55,000,000 to Santee and Santee will make payments to the holders of the Notes to retire the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stater Bros. Holdings Inc.

/s/ Phillip J. Smith

By:	Phillip J. Smith Senior Vice President and Chief Financial Officer

Date: February 2, 2004